Exhibit 2(l)(ii)
September 14, 2005
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099
     Re: The Gabelli Equity Trust Inc.
Ladies and Gentlemen:
     We have acted as special Maryland counsel for The Gabelli Equity Trust Inc., a Maryland corporation (the “Fund”), in connection with the issuance of up to 25,000,000 shares (the “Shares”) of its common stock, $.001 par value per share (the “Common Stock”) pursuant to the exercise of rights (the “Rights”) to purchase Common Stock to be distributed to the Fund’s stockholders in accordance with the Fund’s Registration Statement on Form N-2 (File No. 333-127724) (the “Registration Statement”).
     As Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the prospectus with respect to the Rights contained in the Registration Statement, substantially in the form in which it is to become effective (the “Prospectus”), and the form of subscription certificate for exercise of the Rights. We have examined and relied on a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland. We have further examined and relied on a certificate of an officer of the Fund with respect to the Fund’s Charter and Bylaws and certain action taken by its Board of Directors, among other matters addressed in the certificate. We have examined and relied upon such corporate records of the Fund and other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein.
     We have assumed that the Fund has no “Principal Shareholder” as defined in Article VIII of the Fund’s Charter and have relied on a certificate of an officer of the Fund to the effect that the Fund has no knowledge of any such “Principal Shareholder.” We have also assumed, without independent verification, the authenticity of all

Willkie Farr & Gallagher LLP
September 14, 2005

documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, and the genuineness of all signatures.
     Based on such examination, we are of the opinion that when certain matters with respect to number of the Shares that will be issued pursuant to the Rights have been determined by the duly appointed Pricing Committee of the Board of Directors as authorized by the Board of Directors, the Shares of Common Stock to be issued upon exercise of the Rights will have been duly authorized, and that when the Shares have thereafter been sold, issued and paid for as contemplated by the Registration Statement, the Shares will have been validly and legally issued and will be fully paid and nonassessable.
     This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as the authorization and issuance of stock. It does not extend to the securities laws or “Blue Sky” laws of Maryland, to federal securities laws or to other laws.
     You may rely on our foregoing opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. This opinion may not be relied on by any other person or for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. We do not thereby admit that we are “experts” as that term is used in the Securities Act of l933 and the regulations thereunder.
     This opinion is rendered as of the date hereof. We assume no obligation to supplement or update this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters specifically set forth herein, and no other opinion shall be inferred beyond the matters expressly stated.
Very truly yours,
Venable LLP